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                        [BROUSE & MCDOWELL LETTERHEAD]


                                                                 EXHIBIT 5

                                March 22, 1995



Gelman Sciences Inc.
600 South Wagner Road
Ann Arbor, Michigan 48103-9019

        Re: Registration on Form S-2 of 1,437,500 Shares of the Common Stock of Gelman Sciences Inc.

Gentlemen:

        We are acting as counsel to Gelman Sciences Inc. (the "Company") in connection with the issuance and sale by the Company of up to 1,437,500 shares of its common stock, par value $.10 per share (including up to 187,500 such shares to cover over-allotments) (the "Shares"), in accordance with the underwriting agreement (the "Underwriting Agreement") among the Company and the underwriters named in Schedule A thereto (the "Underwriters").

        We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-2 No. 33-88808 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the "Registration Statement") and to the reference to this firm under the caption "Legal Matters" in the prospectus comprising a part of the Registration Statement.

                                           Very truly yours,

                                           Brouse & McDowell
                                           -------------------------
                                           Brouse & McDowell